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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-19166

                    PaineWebber Preferred Yield Fund, L.P.
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             (Exact name of registrant as specified in its charter)



7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235  (303) 980-7377
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 0

The limited Partnership Certificate was canceled on May 12, 2000.

Pursuant to the requirements of the Securities Exchange Act of 1934, as the successor by merger to the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:     May 16, 2000                    By: /s/ John F. Olmstead
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                                          John F. Olmstead, President
                                          CAI Equipment Leasing II Corporation,
                                          General Partner
                                          PaineWebber Preferred Yield Fund, L.P.